                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                                         IMRE CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

November 13, 1995

Dear Stockholder:

    The Board of Directors of IMRE Corporation is seeking the approval of stockholders for a proposed amendment to the Company's Certificate of Incorporation by the solicitation of written consents in lieu of a meeting of stockholders. No meeting of stockholders is being held in connection with this consent solicitation.

    In this consent solicitation, the stockholders are being asked to approve an amendment to the Certificate of Incorporation of the Company to authorize a new class of "blank check" preferred stock and to give the Board of Directors the authority to fix by resolution or resolutions any of the designations and the powers, preferences and rights of series of preferred stock, and the qualifications, limitations or restrictions thereof.

    The Board of Directors unanimously recommends that stockholders vote FOR the amendment authorizing the class of blank check preferred stock.

    The Consent Solicitation Statement on the following pages describes the matters being presented to the stockholders in this consent solicitation.

    We hope you will have your stock represented by signing, dating and returning your consent in the enclosed envelope as soon as possible. If you submit a properly executed consent within sixty (60) days of the delivery of the first dated consent delivered to the Company, your stock will be voted in favor of the proposed amendment. Any other action by you will have the practical effect of voting against the proposed amendment.

                                          Sincerely,

                                          Alex P. de Soto
                                          VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND SECRETARY

                         CONSENT SOLICITATION STATEMENT

                               NOVEMBER 13, 1995

INFORMATION REGARDING CONSENTS

    This consent solicitation statement and the accompanying form of consent are furnished in connection with the solicitation of stockholder consents by the Board of Directors of IMRE Corporation (the "Company"), in lieu of a meeting of stockholders, in connection with an amendment proposed to the Certificate of Incorporation of the Company (the "Consent Solicitation"). Only stockholders of record on the books of the Company at the close of business on November 6, 1995 (the "Record Date") will be entitled to submit a consent. It is anticipated that these consent solicitation materials will be mailed to stockholders on or about November 17, 1995.

    The Company is incorporated in Delaware and is therefore subject to the Delaware General Corporation Law (the "DGCL"). Section 228 of the DGCL permits the stockholders of the Company to take action without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The DGCL also provides that the minimum necessary votes must be received by the Company within 60 days of the date of the first such written consent. Accordingly, if, within 60 days following its receipt of the first written consent approving the proposed amendment, the Company receives executed consents approving the proposed amendment from the holders of a majority of the issued and outstanding shares of Common Stock, and those consents have not been revoked, the stockholders will be deemed to have approved the proposed amendment.

    All written consents received by the Company, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the proposed amendment are received by the Company within 60 days of the date of the first such consent.

    As required by the DGCL, if the proposed amendment is approved by the stockholders, the Company will promptly notify the stockholders from whom consent has not been received.

    A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company on or prior to the time at which the Company receives written consents sufficient to approve the proposed amendment. The Company intends to amend its Certificate of Incorporation as soon as practicable following the receipt of the necessary consents. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be addressed to Alex P. de Soto, Secretary, IMRE Corporation, 401 Queen Anne Avenue North, Seattle, Washington 98109.

VOTING SECURITIES AND PRINCIPAL HOLDERS

    Only holders of record of the Company's common stock, par value $0.02 per share (the "Common Stock"), at the close of business on November 6, 1995, will be entitled to submit a consent on the accompanying form. On that date, the Company had outstanding 18,579,148 shares of Common Stock. Each share of Common Stock is entitled to one vote in the Consent Solicitation. Consents evidencing a majority of the outstanding shares of Common Stock issued and outstanding and entitled to vote are required to approve the proposed amendment being submitted to the stockholders of the Company for approval in the Consent Solicitation. To be counted toward the majority required for approval of the proposed amendment, a consent must be delivered to the Company within sixty (60) days of the delivery of the first dated consent.

    With respect to the proposed amendment, any action other than the delivery of a properly executed consent within such sixty-day period, including broker nonvotes, will have the practical effect of voting against the amendment.

    The following table sets forth information as of October 31, 1995 known by the Company with respect to (i) each stockholder known to the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and each of the Company's executive officers other than the Chief Executive Officer whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 and (iv) all directors and executive officers of the Company as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS                                         OWNERSHIP           CLASS
--------------------------------------------------  -------------------   -----------
Allen & Company Incorporated .....................     5,686,143(1)          29.0%
711 Fifth Avenue
New York, New York 10022
Richard M. Crooks, Jr. ...........................     1,131,897(2)           6.1%
711 Fifth Avenue
New York, New York 10022
Frank R. Jones ...................................     1,105,411(3)           5.7%
401 Queen Anne Avenue North
Seattle, Washington 98109
Martin D. Cleary..................................       694,560(4)           3.6%
Jack Vaughn.......................................        56,000(5)            *
Philip J. O'Reilly................................        64,625(6)            *
Harvey J. Hoyt....................................         2,464               *
All Directors and Executive Officers as a Group (7
persons)..........................................     3,068,317(7)          15.4%

------------------------
*   less than one percent

(1) Includes warrants to purchase 1,060,590 shares. Does not include 2,137,223 shares, warrants to purchase 31,600 shares and options to purchase 20,000 shares owned by certain individuals who may be considered affiliates of Allen & Company Incorporated. Allen & Company Incorporated disclaims beneficial ownership of these shares. This information is derived from a
    Schedule   13D,  dated  September  19,  1995,   filed  by  Allen  &  Company
    Incorporated.

(2) Includes presently exercisable warrants and options to purchase 30,000 shares of Common Stock. Includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company for which the director has a beneficial interest in profits upon sale.

(3) Includes presently exercisable warrants and options to purchase 705,000 shares of Common Stock. Excludes 20,250 shares held by a trust for which Dr. Jones's spouse is the sole trustee. Dr. Jones disclaims beneficial ownership of these shares.

(4) Includes presently exercisable options to purchase 500,000 shares of Common Stock and 194,560 shares of Common Stock held by the Company's 401(k) plan for which the officer, as co-trustee of the plan has voting rights to such shares.

(5) Includes presently exercisable options to purchase 55,000 shares of Common Stock.

(6) Includes presently exercisable options to purchase 20,000 shares of Common Stock and warrants to purchase 28,825 shares of Common Stock.

(7) Includes presently exercisable warrants and options that are either presently exercisable or that become exercisable within 60 days to purchase 1,375,492 shares of Common Stock. Includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company for which a director has a beneficial interest in profits upon sale.

BACKGROUND OF THE PROPOSAL

    The Company develops, manufactures and distributes products for the treatment and diagnosis of certain types of immune-mediated diseases, organ transplants and cancers. The Company's first product, the
PROSORBA-Registered Trademark- column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to market the PROSORBA-Registered Trademark- column for treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder affecting over 150,000 people in the United States.

    Although the Company has had approximately $23.4 million in sales of the PROSORBA-Registered Trademark- column, the Company has incurred losses from operations in each year since its formation in 1981. The Company expects to incur further operating losses until the Company can obtain marketing approval from the FDA for additional disease indications for the PROSORBA-Registered Trademark- column or until sales to the Company's North American distributor, Baxter Healthcare Corporation, for the
PROSORBA-Registered Trademark- column for its existing indication of ITP increase significantly. The Company has submitted data to the FDA from its recently completed clinical trial using the PROSORBA-Registered Trademark-column for rheumatoid arthritis therapy in conjunction with a request for approval to commence a pivotal clinical trial in early 1996 . A successful pivotal clinical trial would be necessary to obtain marketing approval from the FDA. In late August 1995, the Company also began a pilot clinical study to evaluate the PROSORBA-Registered Trademark- column as a means to increase the number of patients eligible for kidney transplantation.

    The Company's working capital as of September 30, 1995, was $1,919,191. Based on the Company's current cash position, the Company believes that it will have sufficient funds to support operations only into the early part of the first quarter of 1996. The Company will require additional financing in order to continue operations into 1996, including funding the rheumatoid arthritis clinical trial, initiating clinical trials using the PROSORBA-Registered Trademark- column in other diseases and applying the Company's technology to applications beyond the PROSORBA-Registered Trademark-column including the development of its diagnostic business.

    The Company is currently evaluating the alternatives available to it to obtain additional financing, including a public or private offering of equity securities. The Board of Directors has concluded, however, that the ability of the Company to obtain additional financing may be enhanced through the implementation of the Proposal described below.

PROPOSAL 1:  PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE
             UP TO FIFTEEN MILLION SHARES OF PREFERRED STOCK

    The Board of Directors has unanimously adopted and submitted to the stockholders for approval an amendment to the Certificate of Incorporation (the "Preferred Stock Amendment") to authorize the issuance by the Company of up to fifteen million (15,000,000) shares of preferred stock (the "Preferred Stock"). The text of the Preferred Stock Amendment is attached hereto as Exhibit A and is incorporated herein by reference.

    The Board of Directors believes that the authorization of the Preferred Stock is in the best interests of the Company and its stockholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further stockholder action, except as otherwise provided by law.

    The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if the Preferred Stock Amendment is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to fifteen million (15,000,000) shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's stockholders. Stockholders will not have preemptive rights to subscribe for shares of Preferred Stock.

    It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

    The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the stockholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

    While the Company may consider effecting an equity offering of Preferred Stock in the future for the purposes of raising additional working capital or
otherwise,   the  Company,  as  of  the   date  hereof,  has  no  agreements  or
understandings with any third party to effect any such offering and no assurances are given that any offering will in fact be effected.

DISSENTERS' RIGHTS

    Pursuant to the DGCL, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Preferred Stock Amendment.

REQUIRED STOCKHOLDER APPROVAL

    The proposal to approve the Preferred Stock Amendment must be approved by holders of a majority of the Company's outstanding shares of Common Stock entitled to vote in the Consent Solicitation. The Board of Directors have unanimously approved the proposal and it is believed that all officers and directors of the Company will vote their respective shares in favor of the proposal.

    The board of directors recommends a vote FOR the proposal.

SOLICITATION EXPENSES

    The Company will bear the cost of soliciting consents. Consents are being solicited by mail and, in addition, directors, officers, and employees of the Company may solicit consents personally or by telephone or facsimile transmission. No additional compensation will be paid on account of any such solicitations. Although there is no formal agreement to do so, the Company will reimburse custodians, brokerage houses, nominees, and other fiduciaries for the cost of sending Consent Solicitation material to their principals.

REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the SEC, will be provided without charge to each stockholder who submits a written request therefor addressed to Alex P. de Soto, Secretary, IMRE Corporation, 401 Queen Anne Avenue North, Seattle, Washington 98109.

                                          By order of the Board of Directors

                                          Alex P. de Soto
                                          SECRETARY

November 13, 1995
Seattle, Washington

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                IMRE CORPORATION

    IMRE Corporation, a Delaware corporation (the "Corporation"), certifies pursuant to Section 242 of the Delaware General Corporation Law that:

    The amendment to the Certificate of Incorporation of the Corporation set forth in the following resolution adopted by written consent of the Corporation's Board of Directors and stockholders has been duly declared to be advisable by the Board of Directors to the stockholders of the Corporation. A majority of the stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law, and written notice of such consent has been or will promptly be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth such amendment is as follows:

    "RESOLVED, that the Certificate of Incorporation of the Company be amended to authorize for issuance fifteen million (15,000,000) shares of preferred stock, no par value per share ("Preferred Stock"), which amendment shall provide that the Board of Directors shall have the authority to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, which are permitted by law in respect of the Preferred Stock; and be it further

    "RESOLVED, that, to implement the foregoing resolution, it is advisable to amend the Certificate of Incorporation of the Company by amending and restating Article FOURTH thereof in its entirety to read as follows:

           "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000, 35,000,000 of which shall be shares of one class of Common Stock, par value $.02 per share, and 15,000,000 of which shall be shares of Preferred Stock, no par value per share ("Preferred Stock").

           "The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock shall have such designations and powers, preferences and rights, and such qualifications, limitations or restrictions thereof, as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock and which are permitted by law in respect of the Preferred Stock."

    IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation is the act and deed of the Corporation and the facts stated therein are true and, accordingly, has hereunto set his hand this
    day of             , 1995.

                                          IMRE CORPORATION

                                          By:___________________________________
                                            Its:________________________________

IMRE CORPORATION                                                    CONSENT FORM

             Consent Solicited on Behalf of the Board of Directors

    The undersigned, a stockholder of record of IMRE Corporation (the "Company") as of the close of business on November 6, 1995, hereby takes the following action, with respect to all stock of the Company held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of the Delaware General Corporation
Law, to the amendment of the Certificate of Incorporation of the Company described in the Company's Consent Solicitation Statement, dated November 13, 1995, without a meeting:

                     (Place an "X" in the appropriate box)

                     The Board of Directors recommends that
                 Stockholders CONSENT to the proposed amendment

CONSENT [  ]                  CONSENT WITHHELD [  ]                 ABSTAIN [  ]

    If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.

                                          Dated:__________________________, 1995

                                          ______________________________________
                                                       Signature(s)

                                          Please sign as  registered and  return
                                          promptly  in  the  enclosed  envelope.
                                          Executors, trustees and others signing
                                          in a  representative  capacity  should
                                          include  their names  and the capacity
                                          in which they sign.